                                                                   EXHIBIT 10.35

                                    AGREEMENT

         This Separation Agreement and General Release (the "Agreement") is made and entered into by and between Steven I. Taub ("Employee") and CECO Filters, Inc., a Delaware corporation (sometimes referred to as the "Company") and CECO Environmental Corp., a New York corporation ("CECO").

1. Separation Date. Employee's employment with the Company ends June 30, 2000 (the "Separation Date"). As of the Separation Date (i) Employee shall resign as President and Chief Executive Officer and as a director of the Company, (ii) the Employment Agreement between Employee, Company and CECO dated September 30, 1997, as amended, and all other benefits and financial arrangements between Company and Employee shall automatically terminate except as specifically set forth herein, (iii) all options issued to Employee pursuant to the Incentive Stock Option Agreement between CECO and Employee dated October 1, 1997 ("Stock Option Agreement") shall immediately terminate, notwithstanding Paragraph 2.b of the Stock Option Agreement.

2. Services. Employee shall cooperate in achieving an orderly transition of responsibility and information within the Company. In addition, following the Separation Date and through and including October 28, 2000 (the "Extension Date"), Employee shall make himself reasonable available to assist the Company in its business operations. Company shall give Employee reasonable notice of where and when Employee's services are required and Employee shall use his reasonable efforts to accommodate such requirements. Employee shall be reimbursed for such reasonable and authorized expenditures which he may incur in the performance of services provided hereunder. Such authorized expenditures will be reimbursed upon presentation by Employee to the Company of receipts relating thereto in the form usually required by the Company according to its regular policy and in conformity with applicable rules and regulations of the Internal Revenue Service.

3. Payment of Earned Wages and Vacation Pay. Not later than the next regularly scheduled payday on or after the Separation Date, the Company will pay Employee all wages that he earned at the Company through the Separation Date, as well as for all vacation days that he had accrued but not used as of that date, in accordance with the following Schedule:

                         $4,451.92 payable July 13, 2000
                         $2,225.96 payable July 13, 2000
                         $4,788.40 payable July 13, 2000
                         $9,577.00 payable July 27, 2000
                         $9,577.00 payable Aug 10, 2000
                         $9,577.00 payable Aug 24, 2000
                         $9,577.00 payable Sept 7, 2000
                         $9,577.00 payable Sept 21, 2000
                         $9,577.00 payable Oct 5, 2000
                         $9,577.00 payable Oct 19, 2000
                         $9,577.00 payable Nov 2, 2000

4. Consideration from the Company to Employee.

   In consideration for the releases and covenants by Employee set forth in this Agreement, CECO agrees that, provided that Employee fully complies with all of his covenants and obligations under this Agreement (including without limitation those which survive the end of his employment):

         (a) CECO shall purchase from Employee all of his CECO stock, aggregating 441,297 shares, at the purchase price of $2.125 per share, pursuant to a Stock Purchase Agreement in substantially the form attached hereto as Exhibit A;

         (b) CECO shall purchase from Hilary Taub CECO stock owned by her that was previously transferred from Employee to Hilary Taub, aggregating 124,703 shares at the purchase price of $2.125 per share, pursuant to a Stock Purchase Agreement in substantially the form attached hereto as Exhibit B; and

         (c) Company shall pay Taub $678.37 per day through the Extension Date for a total of $81,404.40 (the "Additional Payment"). The Additional Payment shall not include amounts paid for Employee's major medical insurance costs which shall be paid by Employer until the Extension Date. Payments of the Additional Payment shall be made on Company's regularly scheduled paydays.

         The Company, at its option, may terminate this Agreement in the event that Hilary Taub does not enter into and perform the terms of a Stock Purchase Agreement pursuant to (b) above.

5. Benefits. Employee's coverage under all of the Company's benefit programs and plans other than the major medical insurance plan will end as of the Separation Date. Employee's coverage under the Company's major medical insurance plan will end as of the Extension Date, and will be paid for by Employer until such date. Employee shall be eligible, at his sole cost and expense, to elect health care continuation coverage as of the Extension Date to the extent required by the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or Pennsylvania law, as the case may be. Employee shall be entitled to a certificate of creditable coverage to the extent required by the Federal Health Insurance Portability and Accountability Act. The Company will cooperate with the transfer of Employee's existing 401(k) plan funds from the Company's 401(k) plan as directed by Employee.

6. Released Parties. "Released Parties," as used in this Agreement, shall mean:

   (a) with respect to Employee, (1) the Company and any entity or person that controls, is controlled by or is under common control with, including without limitation, CECO and CECO Group, Inc.; and (2) all past and present partners, members, officers, directors, shareholders, agents, employees, officials, employee benefit plans (and their sponsors, fiduciaries (to the extent permitted by the Employee Retirement Income Security Act of 1974) and administrators), insurers, and attorneys of any entity or person described in part (1) of this Paragraph 6(a); and

   (b) with respect to the Company, Employee.

7. Release. In consideration for the respective promises described herein and for the stock purchases and other consideration described in paragraph 3 above, which Employee acknowledges are in excess of any earned salary, wages or benefits due and owing to Employee, Employee, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, and Company, on behalf of itself, its agents, representatives, attorneys, successors and assigns, fully releases each of the Released Parties indicated with respect to such releasing party in Paragraph 6 hereof, from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, regarding any act or failure to act that occurred up to and including the date on which Employee signs this Agreement, including but not limited to relating to Employee's employment with and separation of employment from the Company and including but not limited to all claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. ss.1981), the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Employee Retirement Income Security Act and the Family and Medical Leave Act, (2) any other federal, state or local statute, ordinance, regulation, or constitutional provision regarding employment, payment of wages, compensation, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of the United States, Pennsylvania or any other state relating to contracts, wrongful discharge, fraud, defamation, or any other matter. This Agreement shall not waive or release any rights or claims that Employee or the Company may have against the other which arise after the date that Employee signs this Agreement. Employee does herein waive his right to re-employment, reinstatement and Employee does herein agree not to reapply for employment with the Company or CECO or any affiliate therof.

8. Covenant Not To Sue. Except for an action arising out of a breach of this Agreement, each of CECO and Employer on the one hand, and Employee on the other hand agrees, on behalf of itself/himself and its/his agents, representatives, attorneys, successors, assigns, heirs, executors, and administrators, never to bring (or cause to be brought) any claim, action or proceeding against any of the Released Parties regarding any act or failure to act that occurred up to and including the date on which CECO or Employer/Employee signs this Agreement, including but not limited to any claim, action or proceeding relating to Employee's employment with or separation of employment from the Company. If any such claim, action or proceeding has been brought before such party signs this Agreement, the tender of this Agreement shall be sufficient to obtain a dismissal of such claim, action or proceeding and the complaining party shall pay for all attorney fees and costs incurred by the other party to enforce this covenant. The complaining party must and will take all steps necessary to cause it to be withdrawn and dismissed with prejudice. If any such claim, action or proceeding is brought after Employee signs this Agreement, Employee will immediately become ineligible for any further consideration from the Company under this Agreement and must and will return to the Company all consideration already received from the Company under this Agreement, except that the purchase of stock by CECO from Employee and Hilary Taub shall not be reversed or otherwise affected by the bringing of such claim, action or proceeding.

9. Non-admission. This Agreement does not constitute an admission by any of the Released Parties, and the Company specifically denies, that any action that any of the Released Parties has taken or has failed to take with respect to Employee was wrongful, unlawful, or susceptible of inflicting any damages or injury on Employee.

10. Confidentiality of Agreement. Except as may be specifically required by law, Employee will not (without the prior written consent of the Chairman of CECO) disclose, publish, indicate, or in any manner communicate any of the terms of this Agreement to any other person or entity except his attorney(s) or accountant(s). Prior to any such authorized disclosure, Employee will inform each such person to whom disclosure is to be made that the terms of this Agreement are confidential and secure the agreement of each such person to maintain the confidentiality of all terms of this Agreement. If Employee is specifically required by law to disclose any of the terms or provisions of this Agreement, Employee will, before making any such disclosure, provide prompt written notice to the Chairman of CECO in which Employee shall describe the reason for, and the scope, nature, and timing of, any such legally required disclosure.

11. Confidential Information. Employee acknowledges and agrees that during the course of his employment he has been in continuous contact with customers, suppliers and others doing business with the Company throughout the world. Employee further acknowledges that the performance of his duties has exposed him to data and information of a confidential nature concerning the business and affairs of the Company and its customers and suppliers, including but not limited to information relative to strategic plans, business model, sales methods, new programs, profitability analysis and related information, customers and customer buying patterns, suppliers and sources of supply, and the entirety of the systems, methods, processes and procedures and operations utilized in the provision of goods and services to customers. All such data (collectively the "Confidential Information") is vital, sensitive, confidential, and proprietary to the Company and/or its customers and suppliers.

   Employee expressly agrees that as an employee of the Company he has been under a duty of confidentiality, and that this duty extends indefinitely beyond his employment. Employee expressly agrees that he will not, directly or indirectly, whether as a director, shareholder, owner, partner, member, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or utilize any of the Confidential Information. Employee's obligation under this paragraph with respect to particular Confidential Information shall terminate at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Employee's obligations hereunder. The obligations or confidentiality hereunder shall not relate to information which:

         (a) presently is in the public domain;

         (b) hereafter becomes part of the public domain by publication or otherwise through no action of Employee or any person or entity subject to confidentiality requirements similar to those contained in this agreement; or

         (c) hereafter is obtained by Employee from a source other than a Released Party, which was not under an obligation of confidentiality to a Released Party.

12. Non-Solicitation.

    (a) Employee agrees that, for one year following the Extension Date, he will not approach or attempt to entice away or in any other manner solicit, persuade or attempt to persuade: (i) any employee of the Company to discontinue such employee's employment with the Company, or (ii) any client, customer, affiliate, sponsor or strategic partner of the Company to discontinue or otherwise reduce or modify the amount or manner of business with the Company

    (b) Employee acknowledges that the Confidential Information is proprietary property of the Company, as are the relationships of the Company with its clients, customers, affiliates, sponsors and strategic partners, from which the Company derives a competitive advantage and economic value, and the confidentiality of which must be maintained; and that any disclosure of Confidential Information or breach of the non-solicitation provisions of Paragraph 12(a) or breach of the provisions of Paragraph 13 would cause irreparable harm to the Company and that monetary damages alone would not be sufficient to cure any such resultant harm. Employee further acknowledges that the restrictions contained in Paragraphs 11, 13 and this Paragraph 12 are reasonable in light of the interest of the Company in protecting its businesses, and that such restrictions will not prevent him from earning a livelihood in Employee's chosen career and business. Therefore, in the event of any actual or threatened breach by Employee of any of the provisions of Paragraph 11, Paragraph 12, or Paragraph 13 of this Agreement, the Company will be entitled to injunctive relief without posting a bond, in addition to such other rights and remedies which may be available to the Company at law or in equity.

13. Non-Compete; Right of First Refusal. Employee agrees that for a period commencing on the Separation Date and continuing for one year from the Extension date, Employee will not, within the continental Unites States, directly or indirectly engage in the business of the manufacture and sale of fiber bed filter and bag house medium pollution control systems or in any other business competitive with the Company. Directly or indirectly engaging in the business of the manufacture and sale of fiber bed filter and bag house medium pollution control systems or in any competitive business shall include engaging in business as owner, partner or agent, or as employee of any person, firm or corporation engaged in such business, or being interested directly or indirectly in any such business conducted by any person, firm, corporation, or other entity or association. Employee's ownership of less than five percent (5%) of the outstanding voting securities of any publicly traded company shall not violate the foregoing prohibition.

   Notwithstanding the foregoing, Employee, commencing after the Extension Date, may engage in consulting activities involving environmental matters, including air quality improvement matters; provided, that in the event that Employee is presented with or finds an opportunity for CECO or its affiliates at any time within one (1) year from the Extension Date, Employee shall first present such opportunity to CECO. In the event that CECO declines an opportunity after

Employee notifies CECO in writing of such opportunity, Employee may offer such opportunity to another company that may be engaged in a similar business to CECO or the Company. If CECO does not notify Employee that CECO or one of its affiliates is interested in pursuing such opportunity within 10 days of receiving written notice of an opportunity, CECO shall be deemed to have declined such opportunity; provided, that if the circumstances or terms of such opportunity change, Employee shall again be required to first offer such opportunity to CECO prior to any other party. An opportunity for CECO shall include the identification of (i) potential customers for CECO or its affiliates, (ii) available equipment or services for acquisition by CECO or its affiliates, (iii) strategic alliance opportunities for CECO or its affiliates, and (iv) such other opportunities that may benefit CECO or its affiliates. With respect to opportunities brought to CECO by Employee that CECO pursues and closes, CECO shall treat Employee as a finder and shall compensate him as agreed to among the parties based upon similar customary transactions. "Affiliates" for purposes of this Agreement means with respect to any party, any entity or person that, directly or indirectly, controls, is controlled by or is under common control with such party. For purposes of this Section 13, the term "opportunity" shall mean a corporate opportunity that is or represents a transaction, business arrangement, acquisition, deal, purchase, sale, partnership, joint venture or alliance opportunity, potential customer or vendor relationship or other business activity of the type or nature in which CECO or any of its direct or indirect subsidiaries are currently involved or otherwise engaged as of the date of this Agreement.

14. Return of Company Materials and Property and Delivery of Current Activity Report Upon Termination.

    (a) No later than two business days after the Separation Date, Employee shall return to the Company all the Company property, including but not limited to equipment, keys, phone cards, passkeys, documents, memoranda, correspondence, manuals, handbooks, and any and all other records or documents, including information stored on computer disks or in computer readable form, with no right of retention of any copy, except that Employee may retain such items as are necessary for Employee to perform the services set forth in paragraph 2; provided, all such items shall be returned to the Company no later than two business days after the Extension Date. The Company may assert its authority and rights under this Paragraph 14(a) by inspection.

    (b) No later than five (5) business days after the Separation Date, and in accordance with Employee's duties as an employee of the Company through the Separation Date, Employee shall deliver to the Company a complete activity report of recent, current and pending contacts and relationships with all clients, customers, affiliates, strategic partners, and potential clients, customers, affiliates, and strategic partners, of the Company. Such activity report shall be in writing and shall present, in an organized and easily understood manner,

    (i)  the names and address of all such parties,

    (ii) the name, telephone number, facsimile number and e-mail address (as may apply) of each person with whom Employee has had any substantive contact for each such party,

        (iii) the last date of any personal meeting and the last date of any conversation without a personal meeting with each such contact person,

        (iv) the substance of the last such meeting and last such conversation, as well as a summary of all prior personal meetings and conversations with such contact person in which substantive business discussions occurred,

        (v)   the status of all such discussions, and

        (vi) all other information known to Employee upon which the Company reasonably would conclude that it may have any obligation whatsoever to any such parties as a result of the business activity of Employee, or any other employee of the Company

15. No Encouragement of Claims, No Disparagement.

    (a) Employee will not encourage any person to file a lawsuit, charge, claim, or complaint against any of the Released Parties. Employee will not assist any person who has filed a lawsuit, charge, claim, or complaint against any of the Released Parties unless and only to the extent that he is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If Employee is served with any such legal subpoena or becomes subject to any such legal obligation, he will provide prompt written notice to the chief executive officer of the Company, in which he shall enclose a copy of the subpoena and any other documents describing the legal obligation.

    (b) Neither Employee nor the Company shall at any time, including without limitation any time following the last payment by the Company to Employee under this Agreement, make any negative or disparaging statements about Employee's employment with the Company, the termination of that employment or any other dealings of any kind between Employee and the Company and/or CECO, to any third party, including without limitation, any past, present or prospective employee of the Company or any of its affiliates, or any client, customer, affiliate, partner, sponsor or potential client, customer, affiliate, partner or sponsor of the Company or its affiliates (including without limitation any person employed by or otherwise associated with any education institution in the business and educational community in which the Company or its affiliates conducts business); provided, the Company shall not be liable for any unauthorized disparaging statement by any employee of the Company provided that the Company exercises reasonable due diligence to inform and direct all of its employees of the existence and obligations of the Company under this non-disparagement covenant.

16. Entire Agreement. This Agreement contains the entire agreement and understanding between Employee and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, understandings, and proposals of the parties. The terms of this Agreement cannot be changed except in a subsequent document signed by Employee and an authorized representative of the Company.

17. Costs and Attorneys' Fees. If either party to this Agreement institutes a legal action to enforce its rights under any provision of this Agreement, the non-prevailing party in such action shall be liable to the prevailing party for the costs and reasonable attorneys' fees incurred by the prevailing party in connection with the action.

18. Severability. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that if Employee brings a lawsuit, claim, charge, or complaint against any of the Released Parties, and a court of competent jurisdiction finds that a release or waiver of claims or rights by Employee in Paragraph 7 above, or a covenant by Employee in Paragraph 8 above, is illegal, void or unenforceable, Employee agrees, at the Company's option, either to execute promptly a release, waiver and/or covenant that is legal and enforceable or to return promptly to the Company the full value of the consideration provided to Employee under Paragraph 4 and Paragraph 5 above.

19. Applicable Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Pennsylvania, without giving effect to that state's principles regarding conflict of laws.

20. Knowing and Voluntary Waiver. Employee acknowledges that:

    (i) he has carefully read this Agreement and fully understands its meaning;

    (ii) he was advised in writing by the Company to consult with an attorney before he signed this Agreement;

    (iii) he was not coerced into signing this Agreement;

    (iv) he agrees to all the terms of this Agreement and is entering into it knowingly and voluntarily; and

    (v) the only consideration he is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Agreement.

21. Orderly Transition. It shall be of the essence of this Agreement that Employee will assist in achieving an orderly transition of responsibilities to his designated successor with respect to each responsibility.

22. Counterparts. This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

EMPLOYEE                                            CECO Filters, Inc.


/s/ Steven J. Taub                                  By: /s/ Phillip DeZwirek
------------------------------------                    ------------------------
Steven I. Taub                                      Its: /s/ Chairman
                                                         -----------------------

Date: /s/ 7/5/00                                    Date: /s/ July 5/00
     -------------------------------                      ----------------------

CECO Environmental Corp.

By: /s/ Phillip DeZwirek
    --------------------------------
Its: /s/ Chairman & CEO
     -------------------------------

Date: /s/ July 5/00
     -------------------------------